Exhibit 10.5

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment Agreement”) is entered into as of January 1, 2014 (“Effective Date”), by and between Stewart Information Services Corporation (the “Company”), and Jason Nadeau (the “Executive”).

WHEREAS, the Company and Executive have entered into an employment agreement dated January 1, 2012, as amended, (“Employment Agreement”) specifying Executive’s terms and conditions of employment, including salary, incentive compensation, benefits, and severance payments; and

WHEREAS, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation the Company may deduct in any taxable year with respect to certain employees, including the Executive; provided, however, that compensation earned under certain qualified performance-based compensation arrangements that are approved by the Company’s stockholders is not considered in determining whether such employee’s compensation exceeds the deduction limit; and

WHEREAS, Executive desires to receive the compensation provided to Executive in the Employment Agreement between Executive and the Company referenced above and to permit the Company to comply with appropriate laws and regulations regulating the deductibility of such compensation under Section 162(m) of the Code; and

WHEREAS, the Company desires to compensate Executive in the event that Executive fulfills the performance measures and objectives as set forth in Executive’s Employment Agreement; and

WHEREAS, the Company desires to comply in all respects with Section 162(m) of the Code by subjecting Executive’s incentive compensation under the Employment Agreement to stockholder approval;

THEREFORE, In consideration of the following mutual promises and commitments, the Parties agree as follows:

1. Employment Agreement.

1.1 The Company and Executive have entered into the Employment Agreement. The terms and conditions of the Employment Agreement shall be amended, affected, modified, and superseded to provide that any incentive compensation or stock grant or stock option award under any incentive plan provided for in the Employment Agreement, whether by the Employment Agreement or by other compensation plans or programs referenced in the Employment Agreement, shall only be paid by the Company to Executive if the stockholders of the Company approve the Company’s new Long Term Incentive Plan and Annual Bonus Plan, as applicable, at the 2014 Annual Meeting of Stockholders. Furthermore, upon approval of such plans, Executive agrees that any incentive compensation payable under Executive’s Employment Agreement shall be subject to the terms and conditions of the plans, as applicable, and, to the extent of any conflict between a plan and the Employment Agreement, the terms and conditions of the applicable plan shall control.

1.2 Executive agrees to amend the Employment Agreement to release the Company from any obligation to pay Executive any compensation that would not be deductible under Section 162(m) of the Code, regardless of the form of such compensation, in the event, and to the extent, that the stockholder vote fails to approve such incentive compensation plans, as applicable.

2. Term of Amendment Agreement.

The Company and Executive agree that the term of this Amendment Agreement shall commence on January 1, 2014.

3. Entire Amendment Agreement. This Amendment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to prior Compensation Agreements), written or oral, with respect thereto, however, the terms of any benefit plans shall remain in force and effect, and if any conflict between this agreement and the terms of such plans arises, the terms of the plan shall control.

4. Waivers and Amendments. This Amendment Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

5. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof).

6. Assignment. This Amendment Agreement, and any rights and obligations hereunder, may not be assigned by Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates.

7. Counterparts. This Amendment Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

8. Headings. The headings in this Amendment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment Agreement.

9. No Presumption Against Interest. This Amendment Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly herefrom shall be construed against any party as being drafted by said party.

10. Dispute Resolution. If any dispute arises out of or relates to this Amendment Agreement, or the breach thereof, Executive and the Company agree to promptly negotiate in good faith to resolve such dispute. If the dispute cannot be settled by the parties through negotiation, Executive and the Company agree to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence within thirty (30) days of a written demand for mediation, any claim, controversy or dispute arising out of or relating to this Amendment Agreement, or the breach thereof, shall be settled by binding arbitration before one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in English and held in Houston, Harris County, Texas, or such other location to which the parties mutually agree. The arbitrator shall among other things determine the validity, scope, interpretation and enforceability of this arbitration clause. The award shall be a reasoned award and rendered within thirty (30) days of the conclusion of the arbitration hearing. The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

11. Binding Agreement. This Amendment Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and Executive and Executive’s legal representatives.

IN WITNESS WHEREOF, the parties have executed this Amendment Agreement as of the date first above written.

EXECUTIVE

By:	/s/ Jason R. Nadeau

Date:	4/4/14

Name:	Jason Nadeau
Title:	Group President, Mortgage and Title Services

COMPANY

Stewart Information Services Corp.

By:	/s/ Matthew W. Morris

Date:	4/4/14

Name:	Matthew W. Morris
Title:	Chief Executive Officer